EXHIBIT 10.5

HealthStream, Inc. (the Company)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. For fiscal year 2024, each director received an annual retainer of $30,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, who each received an additional annual retainer of $10,000, the Compensation Committee Chair, who received an additional annual retainer of $2,750, and members of the Audit Committee, who received an additional retainer of $2,500.

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units. The restricted share units are granted annually and vest ratably over a three-year period.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2024 performance bonuses to be provided to our executive officers upon review and approval by the Compensation Committee, including the individuals who the Company expects to be its Named Executive Officers for 2025.

Executive Officer	Current Base Salary	Fiscal 2024 Bonus Amount
Robert A. Frist, Jr.	$391,500	$156,600
Michael Sousa	$388,000	$155,200
Scott A. Roberts	$335,000	$117,250
Jeffrey D. Cunningham	$335,000	$117,250
Michael M. Collier	$364,000	$145,600
Trisha L. Coady	$348,500	$121,975
M. Scott McQuigg	$335,000	$117,250
Kevin O’Hara	$348,500	$121,975
Scott Fenstermacher	$232,000	$-0-

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2025 Proxy Statement.